MARCUM
ACCOUNTANTS ▲ ADVISORS

September 22, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

Marcum LLP (Marcum) has read the statements made by Luckwel Pharmaceuticals Inc. ("Luckwel") under Item 4.01 of its Form 8-K dated September 20, 2021 that was filed on September 21, 2021. Please note that Marcum is unable to agree or disagree with the date on which Luckwel accepted and approved the termination of Marcum. Similarly, Marcum is unable to agree or disagree with the date that Luckwel determined it was appropriate to withdraw the financial statements included in the Forms 10-Q and 10-K filings that is disclosed in item 4.02 concerning the Non-Reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Review.

In addition, Marcum is unable to agree or disagree with the statement that the financial statements that are being withdrawn by Luckwel are being amended or that a new independent accounting firm will review or audit the financial statements.

Marcum otherwise agrees with the statements concerning Marcum in such Form 8-K under items 4.01 and 4.02. Marcum is not in a position to agree or disagree with other statements of Luckwel Pharmaceuticals Inc. contained therein.

Very Truly Yours,

Marcum LLP

Marcum LLP

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